Exhibit EX-99.d

VTL Associates, LLC
One Commerce Square
2005 Market Street, Suite 2020
Philadelphia, PA 19103

September 30, 2011

RevenueShares ETF Trust
One Commerce Square
2005 Market Street, Suite 2020
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

By  our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, VTL Associates, LLC (the “Adviser”), agrees that, with respect to the funds listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), which are series of the RevenueShares ETF Trust, the Adviser shall, from October 28, 2011 through October 28, 2012, waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses) exceeds the amount opposite such Fund’s name on Schedule A hereto (excluding any taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses).

The Adviser acknowledges that it: (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future; and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

VTL Associates, LLC

By:	/s/ Vincent T. Lowry
Vincent T. Lowry Chief Executive Officer Date: September 30, 2011

Your signature below acknowledges
acceptance of this Agreement:

RevenueShares ETF Trust

By:	/s/ Vincent T. Lowry
Vincent T. Lowry President Date: September 30, 2011

Exhibit EX-99.d

SCHEDULE A

Funds	Expense Limitation (as a percentage of a Fund’s average daily net assets)
RevenueShares Large Cap Fund	0.49%
RevenueShares Mid Cap Fund	0.54%
RevenueShares Small Cap Fund	0.54%
RevenueShares Consumer Discretionary Sector Fund	0.49%
RevenueShares Consumer Staples Sector Fund	0.49%
RevenueShares Energy Sector Fund	0.49%
RevenueShares Financials Sector Fund	0.49%
RevenueShares Health Care Sector Fund	0.49%
RevenueShares Industrials Sector Fund	0.49%
RevenueShares Information Technology Sector Fund	0.49%
RevenueShares Materials Sector Fund	0.49%
RevenueShares Utilities Sector Fund	0.49%
RevenueShares Navellier Overall A-100 Fund	0.60%
RevenueShares ADR Fund	0.49%